EXHIBIT 99.1
For Immediate Release
July 24, 2025

Company Contact: Brent Maedl Director, Corporate Finance & Investor Relations brent.maedl@broadstone.com 585.382.8507
Broadstone Net Lease Announces Three Additional Build-to-Suit Developments for $61.4 million
VICTOR, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) (“BNL”, the “Company”, “we”, “our”, or “us”), today announced it has added three new development projects to its pipeline of build-to-suit commitments. These projects represent an aggregate estimated total project investment of approximately $61.4 million.
“We are excited about the continued momentum of our build-to-suit strategy and our differentiated value proposition,” said John Moragne, BNL’s Chief Executive Officer. “We are thrilled to add two new developer relationships and expand on an existing partnership, demonstrating the strength of our network and our robust and resilient pipeline of build-to-suit opportunities. I look forward to sharing more exciting updates about our business on our earnings call next week.”
As of the date of this release, we have secured the land and started construction on three additional build-to-suit developments as outlined below, including a new industrial distribution warehouse facility located in the Dallas MSA for Palmer Distribution Services, Inc. We are also excited to expand our relationship base with two new development partners, the first for a new state-of-the-art industrial distribution warehouse located in California’s Central Valley for AGCO Corporation and the second for a new grocery store in the Dallas MSA for Sprouts Farmers Market, Inc. (NASDAQ: SFM). We expect all three projects to deliver in the third quarter of 2026. The following table summarizes our in-process and stabilized developments as of July 24, 2025:

(unaudited, in thousands)
Property	Projected Rentable Square Feet	Start Date	Target Stabilization / Stabilized Date	Lease Term (Years)	Annual Rent Escalations	Estimated Total Project Investment	Cumulative Investment at 7/24/2025	Estimated Remaining Investment	Estimated Cash Capitalization Rate	Estimated Straight-line Yield (a)
In-process retail:
7 Brew (Jacksonville - FL)	1	Jun. 2025	Sep. 2025	15.0	1.9%	$2,008	$1,112	$896	8.0%	8.8%
In-process industrial:
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Nov. 2025	15.0	3.0%	58,563	34,515	24,048	7.6%	9.4%
Sierra Nevada (Dayton - OH)	122	Oct. 2024	Mar. 2026	15.0	3.0%	55,525	19,485	36,040	7.7%	9.6%
Southwire (Bremen - GA)	1,178	Dec. 2024	Jul. 2026	10.0	2.8%	115,411	16,653	98,758	7.8%	8.8%
Fiat Chrysler Automobile (Forsyth - GA)	422	Apr. 2025	Aug. 2026	15.0	2.8%	78,242	13,067	65,175	6.9%	8.4%
AGCO (Visalia - CA)	115	Jun. 2025	Aug. 2026	12.0	3.5%	19,809	14,092	5,717	7.0%	8.5%
Palmer Logistics (Midlothian - TX) (b)	270	Jul. 2025	Jul. 2026	12.3	3.5%	32,063	3,618	28,445	7.6%	9.2%
Sprouts (Bedford - TX)	22	Jul. 2025	Aug. 2026	15.0	0.9%	9,533	—	9,533	7.2%	7.7%

Total / weighted average	2,252			13.0	2.9%	371,154	102,542	268,612	7.5%	8.9%
Stabilized industrial:
UNFI (Sarasota - FL)	1,016	May 2023	Stabilized - Sep. 2024	15.0	2.5%	200,958	200,958	—	7.2%	8.6%
Stabilized retail:
7 Brew (High Point - NC)	1	Dec. 2024	Stabilized - June 2025	15.0	1.9%	1,975	1,975	—	8.0%	8.8%
7 Brew (Charleston - SC)	1	Feb. 2025	Stabilized - May 2025	15.0	1.9%	1,729	1,729	—	7.9%	8.8%

Total / weighted average	3,270			13.7	2.7%	$575,816	$307,204	$268,612	7.4%	8.8%
(a)Represents our pro-rata share of the estimated first year yield to be generated on a real estate investment, which was computed at the time of investment based on the estimated annual straight-line rental income computed in accordance with GAAP, divided by the estimated total project investment.
(b)Development represents our common and preferred equity investments in a consolidated joint venture, and exclude amounts attributed to non-controlling interest holders.

About Broadstone Net Lease, Inc.
BNL is an industrial-focused, diversified net lease REIT that invests in primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. Utilizing an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting, as of March 31, 2025, BNL’s diversified portfolio consisted of 769 individual net leased commercial properties with 762 properties located in 44 U.S. states and seven properties located in four Canadian provinces across the industrial, retail, and other property types.
Forward-Looking Statements
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “outlook,” “potential,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “expect,” “intends,” “anticipates,” “estimates,” “plans,” “would be,” “believes,” “continues,” or the negative version of these words or other comparable words. Forward-looking statements, including our 2025 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL’s actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property investments and acquisitions, and the timing and uncertainty of completing these property investments and acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which the Company filed with the SEC on February 20, 2025, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, which was filed with the SEC on May 1, 2025, both of which you are encouraged to read, and will be available on the SEC’s website at www.sec.gov. Please note that such Risk Factors will be updated, if necessary, through the filing of Quarterly Reports on Form 10-Q. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.
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